PURCHASE AND SALE AGREEMENT

SGM EXE, LLC

Seller

and

Crexendo Business Solutions, Inc.

Purchaser

dated as of

January 27, 2020

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "**Agreement**"), dated as of January 27, 2020 (the "**Effective Date**"), is entered into between SGM EXE, LLC a Nevada Limited Liability Company ("**Seller**"), and Crexendo Business Solutions, Inc., a Nevada Corporation ("**Purchaser**").

RECITALS

WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell to Purchaser the Property and Purchaser desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"**Agreement**" has the meaning set forth in the preamble.

""**Assumed Permits and Licenses**" has the meaning set forth in Section 2.01(i).

"**Assumed Warranties and Guaranties**" has the meaning set forth in Section 2.01(j).

"**Bill of Sale**" has the meaning set forth in Section 5.02(b).

"**Business Day**" has the meaning set forth in Section 11.04.

"**Closing**" has the meaning set forth in Section 5.01.

"**Closing Date**" has the meaning set forth in Section 5.01.

"**Deed**" has the meaning set forth in Section 5.02(a).

"**Effective Date**" has the meaning set forth in the preamble.

"**Environmental Laws**" has the meaning set forth in Section 7.01(i).

"**Hazardous Materials**" has the meaning set forth in Section 7.01(i).

"**Improvements**" has the meaning set forth in Section 2.01(b).

"**Intangible Property**" has the meaning set forth in Section 2.01(k).

"**Land**" has the meaning set forth in Section 2.01(a).

"**Leases**" has the meaning set forth in Section 2.01(f).

"**Notices**" has the meaning set forth in Section 8.01.

"**OFAC**" has the meaning set forth in Section 7.01(k).

"**Permitted Exceptions**" has the meaning set forth in Section 6.02.

"**Personal Property**" has the meaning set forth in Section 2.01(c).

"**Plans and Surveys**" has the meaning set forth in Section 2.01(g).

"**Property**" has the meaning set forth in Section 2.01.

"**Purchase Price**" has the meaning set forth in Section 3.01.

"**Purchaser**" has the meaning set forth in the preamble.

"**Purchaser's Costs**" has the meaning set forth in Section 9.01(b).

"**Purchaser Default**" has the meaning set forth in Section 9.01(a).

"**Rents**" has the meaning set forth in Section 5.05(a).

"**Seller**" has the meaning set forth in the preamble.

"**Seller Default**" has the meaning set forth in Section 9.01(b).

"**Service Contracts**" has the meaning set forth in Section 7.01(f).

"**Survey**" has the meaning set forth in Section 6.03(a).

"**Title Commitment**" has the meaning set forth in Section 6.03(a).

"**Title Insurance Company**" has the meaning set forth in Section 6.01.

ARTICLE II
CONVEYANCE OF THE PROPERTY

Section 2.01 Subject of Conveyance. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, all right, title, and interest of Seller in and to the following (collectively referred to herein as the "**Property**"):

(a) all that certain lot, property, piece, or parcel of land located at, as more particularly bounded located at 1615 S 52nd St, Tempe, AZ 85281 and described in **Exhibit 1** attached hereto and hereby made a part hereof (the "**Land**")

(b) all buildings and improvements located on the Land and all of Seller's right, title, and interest in and to any and all fixtures attached thereto (collectively, the "**Improvements**");

(c) all equipment, machinery, apparatus, appliances, and other articles of personal property located on and used in connection with the operation of the Improvements (collectively, the "**Personal Property**");

(d) all rights appurtenant to the Land, if any, including without limitation, any strips and gores abutting the Land, and any land lying in the bed of any street, road, or avenue in front of, or adjoining the Land, to the center line thereof;

(e) all other rights, privileges, easements, licenses, appurtenances, and hereditaments relating to the Property;

(f) all tenant leases, lease amendments, guarantees, exhibits, addenda and riders thereto, and any other documents creating a possessory interest in the Land or Improvements with any persons leasing, using, or occupying the Land or Improvements or any part of either(collectively, the "**Leases**");

(g) all plans, surveys, specifications, drawings, architectural and engineering drawings, and other rights relating to the construction of the Property (collectively, the "**Plans and Surveys**");

(h) all right, title, and interest of Seller in and to the Assumed Contracts, pursuant to Section 8.03 of this Agreement;

(i) any permit, entitlement, governmental approval, certificate of occupancy, license, or other form of authorization or approval issued by a government agency or authority and legally required for the construction, ownership, operation, and use of the Property to the extent transferable with the sale of the Property (collectively, the "**Assumed Permits and Licenses**");

(j) any written warranty, guaranty, or other obligation from any contractor, manufacturer, or vendor to any improvements, furnishings, fixture, or equipment located at the Property, to the extent assignable in connection with the sale of the Property ("**Assumed Warranties and Guaranties**"); and

(k) all rights, title, and interests of Seller in and to: (i) computer software used in connection with any computer systems located at the Property; (ii) trademarks, trade names, service marks, and other intellectual property rights held or used in connection with the Property or the operation; (iii) other intangibles associated with the Property, including, without limitation, goodwill, logos, and designs related to the Property and other general intangibles relating to the Property; and (iv) all telephone exchange

numbers specifically dedicated and identified with the Property (collectively, the "**Intangible Property**").

Notwithstanding anything herein to the contrary, "Property" does not include any tenant fixtures or other property belonging to the tenants at the Property, or any item leased from third parties.

ARTICLE III
PURCHASE PRICE

Section 3.01 Purchase Price and Deposit. The purchase price to be paid by Purchaser to Seller for the Property is Two Million and a Five Hundred Thousand Dollars and 00/100 Dollars ($2,500,000.00) (the "**Purchase Price**"). The Purchase Price shall be payable as follows:

ARTICLE IV
LEASEHOLDER

Section 4.01 Purchasor is Leasholder. Purchasor has been leasholder of the Property and has not requested any right to diligence as to the condition of the Property.

ARTICLE V
CLOSING

Section 5.01 Closing Date. The closing of this Agreement (the "**Closing**") shall take place at Friday January 10, 20020 (the "**Closing Date**") at the offices of Buyer or as soon thereafter as reasonably possible.

Section 5.02 Seller's Closing Deliverables. At Closing, Seller shall deliver or cause to be delivered to Purchaser, the following executed, certified, and acknowledged by Seller, as appropriate:

(a) One (1) original Warranty Deed (the "**Deed**") in a form reasonably acceptable to Purchasor in proper form for recording so as to convey title to the Property to Purchaser as required by this Agreement.

(b) A bill of sale (the "**Bill of Sale**") executed by Seller, conveying to Purchaser good and marketable title to the Personal Property as described in the Bill of Sale, free and clear of all encumbrances and adverse claims, together with all state and local sales tax returns, and payment of all sales taxes payable in connection with such conveyance of Personal Property].

(c) In connection with the Leases, Seller shall deliver to Purchaser:

(i) originals of all Leases, if in Seller's possession, or copies certified by Seller as being true, correct, and complete;

(d) All keys, key cards, and access codes to any portion of the Property.

Section 5.03 Purchaser's Closing Deliverables. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller, the following, executed, certified, and acknowledged by Purchaser, as appropriate:

(a) The balance of the Purchase Price as set forth in Section 3.01(b), as adjusted for apportionments pursuant to Section 5.06 of this Agreement.

(b) All other documents reasonably necessary or otherwise required by the Escrow Agent or the Title Insurance Company to consummate the transactions contemplated by this Agreement.

Section 5.04 Closing Costs.

(a) Seller and Purchaser shall each pay the fees and expenses of its own counsel in connection with the preparation and negotiation of this Agreement. The Deed and other agreements and instruments related to the transaction contemplated by this Agreement and such legal costs shall not be part of the closing costs; *provided, however*, that if any legal action is instituted under this Agreement, the prevailing party in such action shall be entitled to recover from the other party costs related to such legal action, including reasonable attorneys' fees and costs in all trial, appellate, post-judgment, and bankruptcy proceedings.

(b) Seller shall pay:

(i) any transfer taxes and sales taxes payable in connection with the transaction contemplated by this Agreement;

(ii) all recording fees for the release of any liens on the Property, as required pursuant to the terms of this Agreement; and

(iii) any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys' or consultancy fees.

(c) Purchaser shall pay:

(i) the costs charged by Purchaser's Title Insurance Company, including, without limitation, costs related to the Title Commitment, any premiums, title endorsements, and affirmative insurance;

(ii) the costs related to the Survey and any other survey or survey update;

(iii) any other fees or costs related to Purchaser's due diligence reviews; and

(iv) all costs related to the recording fees payable in connection with the recording of the Deed and Purchaser's lender's security instruments, if any.

Section 5.05 Apportionments. The following shall be apportioned as of 11:59 p.m. of the date immediately preceding the Closing Date, unless expressly provided for otherwise:

(a) All real estate taxes not required to be paid by Purchasor pursuant to the lease between the Parties based on the fiscal year for which they are assessed and any assessments, *provided, however*, that if any such charges are payable by any Tenant under the Leases, such charges shall not be apportioned. If the Closing shall occur before a new tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding fiscal period applied to the latest assessed valuation[, however, adjustment will be made when the actual tax amount is determined]. If the Property shall be, or has been, affected by any assessments or special assessments payable in a lump sum or which are, or may become, payable in installments, of which the first installment is then a charge or lien, or has already been paid, then at the Closing such amounts shall be paid in full by Seller.

(b) All other items customarily apportioned in connection with sales of buildings substantially similar to the Property in the State of Arizona.

ARTICLE VI
TITLE MATTERS AND REVIEW

Section 6.01 Acceptable Title. Seller shall convey, and Purchaser shall accept, such title to the Property that any title insurance company authorized and licensed to do business in the state where the property is located (the "**Title Insurance Company**") would be willing to insure at regular rates, subject to the matters set forth in this Agreement. Seller shall convey, and Purchaser shall accept, fee simple title to the Property in accordance with the terms and conditions of this Agreement, and subject only to:

(a) the Permitted Exceptions; and

(b) such other matters as any Title Insurance Company shall be willing to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Property.

Section 6.02 Permitted Exceptions. The Property shall be sold, assigned, and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject only to the following matters (collectively, the "**Permitted Exceptions**"):

(a) Any and all present and future zoning, building, environmental, and other laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any[, *provided, however*, that the same are not violated by the

Improvements or prohibit or [materially] impair the continued use of the Property as it is being used on the date of this Agreement].

(b) Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting; sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners, and the like, if any, on, under, or above any street or highway, the Property, or any adjoining property[, *provided, however*, that the same do not [materially] [impact the value of the Property or] impair the continued use of the Property as it is being used on the date of this Agreement].

(c) All covenants, restrictions and rights [of record], and all easements and agreements [of record] for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits, or other like facilities, and appurtenances thereto, over, across, and under the Property[, *provided, however*, that the same are not violated by the Improvements and do not impose any monetary obligation on the owner of the Property].

(d) Any lien or encumbrance arising out of the acts or omissions of the Purchaser.

(e) Any exceptions disclosed on Schedule B of the Title Commitment (as hereinafter defined) which will be extinguished upon the transfer of the Property.

(f) The standard conditions and exceptions to title contained in the form of title policy or "marked-up" Title Commitment issued to Purchaser by the Title Insurance Company.

(g) Such other matters as any reputable title insurer licensed to do business in the State of Arizona shall be willing, without special premium, to omit as exceptions to title insurance coverage.

Section 6.03 Title.

(a) Within 5 days following the Effective Date, Seller shall cause the Title Insurance Company to deliver to Purchaser: (i) a commitment for title insurance from the Title Insurance Company, together with true, legible (to the extent available), and complete copies of any tax search, departmental or municipal searches, and all instruments giving rise to any defects or exceptions to title to the Property (collectively, the "**Title Commitment**"), which Title Commitment shall be delivered to counsel for both Purchaser and Seller concurrently; and (ii) a copy of Seller's Survey or a new survey of the Property, prepared by a surveyor licensed in the state where the Property is located ("**Survey**"), which Purchaser may cause to be updated at Purchaser's expense.

Section 6.04 Seller's Inability to Convey.

(a) Seller shall use commercially reasonable efforts to eliminate all Title Objections by the Closing Date. If Seller is unable to eliminate any Title Objection by the Closing Date, Seller shall provide written notice of same to Purchaser and then, unless the same is waived by Purchaser in writing, in its sole and absolute discretion, Purchaser may either: (i) terminate this Agreement by written notice to Seller [and Escrow Agent] delivered on or before the Closing Date, in which event Purchaser shall be entitled to a return of the Deposit, and this Agreement shall thereupon be deemed terminated and of no further effect, and neither party hereto shall have any obligations to the other hereunder or by reason hereof, except for the provisions hereof that expressly survive termination of this Agreement; or (ii) complete the purchase (with no reduction in the Purchase Price) with such title as Seller is able to convey on the Closing Date.

ARTICLE VII
REPS AND WARRANTIES

Section 7.01 Seller's Representations and Warranties. Seller represents and warrants to Purchaser on and as of the date of this Agreement and on and as of the Closing Date, as follows:

(a) Seller is a LLC validly existing, and in good standing under the laws of the State of Nevada, and has the requisite power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement by Seller and all agreements, instruments, and documents herein provided to be executed by Seller on the Closing Date: (i) do not violate the the rules of the Seller LLC, or any contract, agreement, commitment, lease, order, judgment, or decree to which Seller is a party; and (ii) have been duly authorized by the of the members of Seller and the appropriate and necessary action has been taken by such members on the part of Seller. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement is valid and binding upon Seller, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors' rights generally.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller which has not been previously obtained.

(d) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

(e) There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or investigation pending or threatened against or involving Seller or

the ownership or operation of the Property, including, but not limited to, any condemnation action relating to the Property.

(f) Seller has not entered into any service, maintenance, supply, leasing, brokerage, and listing and/or other contracts relating to the Property (along with all amendments and modifications thereof, the "**Service Contracts**") which will be binding upon the Purchaser after the Closing, other than the Leases and the Assumed Contracts. Each of the Service Contracts can and, at Purchaser's option, will be terminated by Seller on or before the Closing Date. Seller has performed all of its obligations under each of the Service Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. Seller has delivered to Purchaser true, correct, and complete copies of all Service Contracts.

(g) Seller has not received notice of any material violation of any law or municipal ordinance, order, or requirement noted or issued against the Property by any governmental authority having jurisdiction over the Property, that has not been cured, corrected, or waived as of the Effective Date.

(h) Seller has or will deliver or make available to Purchaser complete copies of all the Due Diligence Materials to the extent in Seller's possession or under Seller's control with regard to the Property, and there are no other documents or information included within the definition of Due Diligence Materials that have not been provided to the Purchaser. To Seller's knowledge, none of such Due Diligence Materials contains any untrue statement of a material fact or omits to state a fact necessary to make the statement of fact contained therein not misleading in any material respect.

(i) Seller has not placed any, and to Seller's knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Property in violation of any Environmental Laws. "**Hazardous Materials**" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. "**Environmental Laws**" means, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal, and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances, and guidelines.

(j) Seller has not: (i) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of

all, or substantially all, of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Seller is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.

(k) Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 7.02 Purchaser's Representations and Warranties. Purchaser represents and warrants that:

(a) Purchaser is a Corporation validly existing, and in good standing under thlaws of the State of Nevada, and has the requisite power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement by Purchaser and all agreements, instruments, and documents herein provided to be executed by Purchaser on the Closing Date: (i) do not violate any rule or obligation of Purchaser, or any contract, agreement, commitment, lease, order, judgment, or decree to which Purchaser is a party; and (ii) have been duly authorized by the resolutions of the board of directors of Purchaser and the appropriate and necessary action has been taken by such f directors on the part of Purchaser. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof. This Agreement is valid and binding upon Purchaser, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors' rights generally.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval, or registration under any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Purchaser which has not been previously obtained.

(d) Purchaser is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations OFAC (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to

Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(e) To the best of its knowledge, there are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to the best of Purchaser's actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(f) The representations and warranties set forth in this Section 7.02 shall be continuing and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made at that time. The representations and warranties set forth in this Section 7.02 shall survive the Closing and will not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

ARTICLE VIII
NOTICES

Section 8.01 Delivery of Notices. Unless specifically stated otherwise in this Agreement, all notices, demands, consents, approvals, waivers, or other communications (for purposes of this Section 8.01 collectively referred to as "**Notices**") shall be in writing and delivered to Purchaser, Seller, or Escrow Agent, at the addresses set forth in Section 8.02, by one of the following methods:

(a) personal delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b) overnight delivery by a nationally [or regionally] recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier;

(c) registered or certified mail, postage-prepaid, return receipt requested, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d) electronic transmission (facsimile or email) provided that such transmission is completed no later than 5:00 pm on a Business Day and the original is also sent by personal delivery, overnight delivery or by mail in the manner previously described, whereby delivery is deemed to have occurred at the end of the Business Day on which the electronic transmission is completed.

Section 8.02 Parties' Addresses.

(a) Unless changed in accordance with Section 8.02(b) of this Agreement, the addresses for all communications and notices shall be as follows:

If to Seller:

Name: SGM EXE, LLC

Address: 1615 S 52nd Street, Tempe AZ 85281

Attention: Steven G. Mihaylo

Email: Smihaylo@crexendo.com

If to Purchaser:

Name: Crexendo Business Solutions, Inc.

Address: 1615 S 52nd Street, Tempe AZ 85281

Attention: Jeffrey G. Korn, General Counsel

Email: jkorn@crexendo.com

(b) Any party may, by notice given in accordance with this Article, designate a different address or person for receipt of all communications or notices.

(c) Any notice under this Agreement may be given by the attorneys of the respective parties who are hereby authorized to do so on their behalf.

ARTICLE IX
REMEDIES

Section 9.01 Remedies.

(a) If Purchaser shall default in the observance or performance of Purchaser's obligations under this Agreement and the Closing does not occur as a result thereof (a "**Purchaser Default**"), Seller's sole and exclusive remedy shall be to retain the Deposit, and any interest earned thereon, as liquidated damages for Purchaser's Default. Upon payment of the Deposit and any interest earned thereon to Seller, this Agreement shall be terminated and the parties shall be released from further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DEPOSIT AND ANY INTEREST EARNED THEREON, AS THE CASE MAY BE, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT.

SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

(b) If Seller shall default in the performance of any of Seller's obligations to be performed under this Agreement and the Closing does not occur as a result thereof (a "**Seller Default**"), Purchaser's sole and exclusive remedy shall be to either: (i) terminate this Agreement by delivery of written notice to Seller and Escrow Agent, and Escrow Agent or Seller, as applicable, shall return the Deposit to Purchaser, with the interest earned thereon, if any, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations with respect to each other or this Agreement, except those that are expressly provided in this Agreement to survive the termination hereof; or (ii) continue this Agreement and seek specific performance of Seller's obligations hereunder, provided that any such action for specific performance must be commenced within ten (10) days after such default, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs, and all other reasonable costs of such action. Notwithstanding the foregoing, if Seller shall willfully default in its obligation to close the transaction hereunder on the Closing Date and specific performance shall not be a legally available remedy to Purchaser as a result thereof, then Purchaser shall: (x) have the right to receive a return of the Deposit; and (y) be entitled to (and Seller shall reimburse Purchaser for) Purchaser's Costs (which reimbursement obligation shall survive the termination of this Agreement). The term "**Purchaser's Costs**" is defined for the purpose of this Agreement as the expenses, if any, actually incurred by Purchaser for: (i) title examination, survey, and municipal searches, including the issuance of Purchaser's Title Commitment and any continuation thereof, without issuance of a title insurance policy; (ii) fees paid to Purchaser's engineer for preparing any environmental and engineering reports with respect to the Property; and (iii) the actual and reasonable third-party costs incurred by Purchaser in connection with the negotiation of this Agreement and Purchaser's due diligence with respect to the Property, including, without limitation, reasonable attorneys' fees.

(c) Upon the release of the Deposit, and any interest accrued thereon, to either Purchaser or Seller, as the case may be, and reimbursement of Purchaser's Costs (if applicable), this Agreement shall be deemed null and void and no party hereto shall have any obligations to, or rights against, the other hereunder, except as expressly provided herein.

ARTICLE X
ESCROW

Section 10.01 Escrow Terms. Escrow Agent shall hold and disburse the Deposit in accordance with the following provisions:

(a) If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within ten days (10) after the giving of such notice, Escrow Agent is hereby authorized to make such payment.

Section 10.02 Escrow Agent's Duties and Responsibilities.

(a) Escrow Agent has signed this Agreement for the sole purpose of agreeing to act as Escrow Agent in accordance with this Article. Escrow Agent shall have no duties or responsibilities except those set forth in this Agreement and Seller and Purchaser agree and acknowledge that Escrow Agent shall act hereunder as a depository only.

(b) Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument, or other document which is given to Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument, or other document.

(c) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with the provisions of this Agreement. Escrow Agent shall not be liable for any action taken or omitted by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for any damage caused by Escrow Agent's own gross negligence or willful default. Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained. Upon the disbursement of the Deposit in accordance with this Agreement, Escrow Agent shall be relieved and released from any liability under this Agreement, except in connection with Escrow Agent's gross negligence or willful misconduct.

(d) In the event that a dispute shall arise in connection with this Agreement, or as to the rights of the parties in and to, or the disposition of, the Deposit, Escrow Agent shall have the right to: (i) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration, or otherwise; (ii) deposit the Deposit in an appropriate court of law, following which Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement; (iii) institute an action in interpleader or other similar action permitted by stakeholders in the State of Arizona; or (iv) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

(e) Escrow Agent shall not charge a fee for its services as escrow agent.

(f) All costs and expenses incurred by Escrow Agent in performing its duties as the Escrow Agent including, without limitation, reasonable attorneys' fees (whether paid to retained attorneys or amounts representing the fair value of legal services rendered to or for itself) shall be borne 50% by Seller and 50% by Purchaser, except however, if any litigation arises under this Agreement with respect to the Deposit, all

costs and expenses of the litigation shall be borne by whichever of Seller or Purchaser is the losing party.

(g) Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

Section 10.03 Indemnification of Escrow Agent. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend, and hold harmless Escrow Agent from and against any liabilities, damages, losses, costs, or expenses incurred by, or claims or charges made against Escrow Agent (including reasonable attorneys' fees and disbursements) by reason of Escrow Agent acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except for those matters arising as a result of Escrow Agent's gross negligence or willful misconduct.

Section 10.04 Survival. This Article shall survive the Closing or the termination of this Agreement.

ARTICLE XI
MISC.

Section 11.01 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona.

Section 11.02 Merger; No Representations. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement is entered into after full investigation, no party is relying upon any statement or representation, not set forth in this Agreement, made by any other party.

Section 11.03 No Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants, or other obligations of Seller set forth in this Agreement shall survive the Closing and no action based thereon shall be commenced after the Closing.

Section 11.04 Business Days. Whenever any action must be taken (including the giving of notices) under this Agreement during a certain time period (or by a particular date) that ends or occurs on a non-business day, then such period shall be extended until the next succeeding Business Day. As used herein, the term "**Business Day**" shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of Arizona.

Section 11.05 Modifications and Amendments. This Agreement cannot under any circumstance be modified or amended orally and no agreement shall be effective to waive, change, modify, terminate, or discharge this Agreement, in whole or in part, unless such agreement is in writing and is signed by both Seller and Purchaser.

Section 11.06 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors

and permitted assigns. Purchaser shall have the right to assign, transfer, or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, provided that any assignee shall assume all of Purchaser's obligations hereunder and succeed to all of Purchaser's rights and remedies hereunder and written notice to Seller of the assignment and assumption must be delivered to Seller prior to the Closing. If an assignee assumes all of Purchaser's obligations under this Agreement in writing, then upon the effective date of the assignment of this Agreement to such assignee, Purchaser shall be released from all obligations under this Agreement.

Section 11.07 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect, invalidate, or render unenforceable any other term or provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.08 Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be [reasonably] required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby, provided such documents are customarily delivered in real estate transactions in the State of Arizona and do not impose any material obligations upon any party hereunder except as set forth in this Agreement.

Section 11.09 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

Section 11.10 Headings. The captions or paragraph titles contained in this Agreement are for convenience and reference only and shall not be deemed a part of the text of this Agreement.

Section 11.11 No Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party providing the waiver. No waiver by either party of any failure or refusal to comply with any obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 11.12 No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 11.13 Waiver of Jury Trial. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

Crexendo Business Solutions, Inc.

By: /s/ Ron Vincent

Name: Ron Vincent

Title: CFO

SELLER:

SGM EXE, LLC

By: /s/ S Mihaylo

Name: STEVEN G. MIHAYLO

Title: MANAGER

SCHEDULES AND EXHIBITS

EXHIBITS

EXHIBIT 1	LEGAL DESCRIPTION

EXHIBIT 1

Legal Description

THAT REAL PROPERTY SITUATED IN MARICOPA COUNTY, ARIZONA MORE PARTICULARLY DESCRIBED AS:

LOT 41, HOHOKAM INDUSTRIAL PARK UNIT II, ACCORDING TO BOOK 174 OF MAPS, PAGE 33, RECORDS OF MARICOPA COUNTY, ARIZONA.